EXHIBIT 5.1

        [Letterhead of Ballard Spahr Andrews & Ingersoll]


                                                      FILE NUMBER
                                                           111111



                         January 9, 1998




Arden Realty, Inc.
9100 Wilshire Boulevard
East Tower, Suite 700
Beverly Hills, California  90212


          Re:  Registration Statement on Form S-3 (333-_______)

   Ladies and Gentlemen:
   We have served as Maryland counsel to Arden Realty, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the offering in one or more series of its Common Stock, $.01 par value per share (the "Common Stock"), with an aggregate public offering price of up to $1,000,000,000 (the "Shares") covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

   In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

   The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Securities and Exchange Commission under the 1933 Act;

       1. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");
       2. The Bylaws of the Company, certified as of a recent date by its Secretary;
       3. Resolutions adopted by the Board of Directors and stockholders of the Company relating to the sale, issuance and registration of the Shares, certified as of a recent date by the Secretary of the Company (the "Resolutions");
       4. The form of certificate representing a share of Common Stock, certified as of a recent date by the Secretary of the Company;
       5.  A  certificate of the SDAT as to the good standing  of
the Company, dated December   , 1997;
       6.  A certificate executed by Diana M. Laing, Secretary of
the Company, dated December   , 1997; and
       7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifica tions stated herein.
     In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

       1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such  party's obligations set forth therein are legal, valid  and binding.
       2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
       3. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
       4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, by action or omission of the parties or otherwise.
       5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.
       6. Prior to the issuance of the Shares, the Board of Directors of the Company, or a duly authorized committee thereof, will adopt resolutions that satisfy the requirements of the Maryland General Corporation Law with respect to the issuance of shares of stock.
     The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

       1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
       2. The Shares have been duly authorized and, when and if delivered against payment therefor in accordance with the Resolutions and any other resolutions of the Board of Directors or a duly authorized committee of the Board of Directors authorizing their issuance, the Shares will be (assuming that the sum of (i) all shares of Common Stock issued and outstanding on the date hereof, (ii) all shares of Common Stock issued between the date hereof and the date on which the Shares are issued (not including the Shares) and (iii) the Shares, will not exceed the number of shares of Common Stock that the Company is then authorized to issue) duly and validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Latham & Watkins, counsel to the Company) without, in each instance, our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                              Very truly yours,
                              /s/ Ballard Spahr Andrews & Ingersoll